Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS RECORD REVENUES OF $305.3 MILLION

AND EARNINGS OF $0.19 PER SHARE

FLEX STAFFING REVENUE UP 18% YEAR OVER YEAR

TAMPA, FL, April 29, 2014 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced results for its first quarter of 2014. Revenues for the quarter ended March 31, 2014 were $305.3 million compared to $302.9 million for the quarter ended December 31, 2013, an increase of 0.8%, and compared to $265.6 million for the quarter ended March 31, 2013, an increase of 14.9%. In the quarter ended March 31, 2014, Kforce reported net income of $6.2 million, or $0.19 per share, versus adjusted net income of $9.1 million, or $0.28 per share, which is defined as net income before an $11.9 million pre-tax realignment charge and a $14.5 million pre-tax goodwill impairment charge, for the quarter ended December 31, 2013. On a GAAP basis, Kforce reported a net loss of $8.2 million, or a loss of $0.25 per share, for the quarter ended December 31, 2013. Net income and earnings per share for the first quarter of 2014 increased 102% and 111%, respectively, versus net income of $3.1 million, or $0.09 per share, for the first quarter of 2013.

David L. Dunkel, Chairman and CEO, said, “We are very pleased with our performance in the first quarter of 2014, as Kforce achieved record quarterly revenues of $305.3 million and earnings per share of 19 cents. Our first quarter growth was broadly driven by the strong growth rates for our Flex staffing businesses in Tech, FA and HIM, which had year-over-year increases of 18.2%, 14.5% and 25.3%, respectively. We believe these growth rates continue to demonstrate the fruits of our relentless pursuit of gaining customer share.”

Mr. Dunkel continued, “We believe that professional staffing has entered a new age with growth being driven by clients increasingly utilizing a flexible staffing solution to mitigate employment and regulatory risk, as well as the ubiquitous nature of technology today across our clients’ business platforms. Against a backdrop of tempered GDP growth, we continue to see a disproportionate share of job growth coming from the temporary staffing sector. The temporary penetration rate is now at 2.06%, surpassing the prior all time high of 2.03%. Knowledge workers are in high demand as the unemployment rate among college-degreed workers is currently 3.4%, about half of the overall U.S. rate of unemployment, and is substantially lower in several of the skill sets Kforce specializes in, particularly in technology. We believe that these secular shifts in the labor market, along with our domestic revenue footprint, have positioned the Firm for even greater future success. I want to thank all of our clients, consultants and employees for making the first quarter of 2014 a very successful quarter for Kforce.”

Joseph J. Liberatore, President said, “I am very pleased to see another strong quarter from our team; particularly one with success as broad based as this one, with double digit year-over-year revenue growth rates in Tech Flex, FA Flex and HIM Flex, collectively contributing a Flex staffing revenue year-over-year increase of 18%. Our actions in this New Era of Kforce are continuing to drive results and I am proud of the team’s execution in meeting the needs of our clients, consultants and employees in our newly aligned and agile infrastructure.”

Mr. Liberatore noted additional operational results for the first quarter include:

•	Flex revenues of $295.6 million in Q1 ‘14 increased 1.5% from $291.2 million in Q4 ‘13, and increased 16.3% from $254.1 million in Q1 ‘13.

•	Search revenues of $9.7 million in Q1 ‘14 decreased 17.1% from $11.8 million in Q4 ‘13 and decreased 15.7% from $11.6 million in Q1 ‘13.

•	Revenue-generating headcount increased 7.2% year-over-year and remained flat sequentially. The Firm expects to make continued investments in revenue-generating headcount during the remainder of 2014.

David M. Kelly, Chief Financial Officer, said, “The Firm continued to perform well in Q1 ‘14 which contained 63 billing days, while Q1 ‘13 contained 63 billing days and Q4 ‘13 contained 62 billing days.” Mr. Kelly continued, “The Firm has achieved historical high quarterly revenues. We believe that we are on track to exceed prior peak operating margins as annualized revenues approach $1.6 billion through a combination of several factors, including positive secular drivers in the economic environment, a high proportion of our business in the fast growing technology sector, increasing productivity from the investments we have made over the past 18 months in revenue-generating headcount and our streamlined revenue enabling support structure. We believe we have set the stage for further revenue acceleration and operating leverage growth, which will ultimately drive increased value to our shareholders.”

Financial highlights for the first quarter include:

•	Selling, general and administrative expense as a percentage of revenues was 25.6% in Q1 ‘14 as compared to 25.9%, excluding an $11.9 million realignment charge, for Q4 ‘13, and as compared to 28.5% in Q1 ‘13.

•	Flex gross profit decreased 150 basis points to 27.5% in Q1 ‘14 from 29.0% in Q4 ‘13 and decreased 80 basis points from 28.3% in Q1 ‘13.

•	Operating margin of 3.4% in Q1 ‘14 increased 140 basis points from 2.0% in Q1 ‘13.

•	Adjusted EBITDA of $13.7 million, or $0.41 per share, for Q1 ’14 increased 87.2%, or 86.4% per share, from $7.3 million, or $0.22 per share, for Q4 ’13, and increased 73.3%, or 78.3% per share, from $7.9 million, or $0.23 per share, for Q1 ’13.

Mr. Kelly stated, “In addition, looking forward to the second quarter of 2014, we expect revenues may be in the $323.0 million to $328.0 million range and earnings per share in the range of $0.30 to $0.33. The second quarter of 2014 has 64 billing days, as compared to 63 billing days in the first quarter of 2014.”

On Tuesday, April 29, 2014, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EST, Tuesday, April 29, 2014 through May 13, 2014 by dialing (855) 859-2056, passcode 34047942.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until May 13, 2014.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,600 associates and approximately 11,700 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 62 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these  forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2014	2013	2013

Revenue by function:
Technology	$196,471	$197,576	$167,635
Finance & accounting	62,782	62,790	56,526
Health information management	23,288	20,858	18,636
Government solutions	22,771	21,695	22,830

Total revenue	305,312	302,919	265,627

Costs of services	214,213	206,802	182,291

Gross profit	91,099	96,117	83,336
GP %	29.8%	31.7%	31.4%
Flex GP %	27.5%	29.0%	28.3%

Selling, general & administrative expenses	78,210	90,462	75,693
Goodwill impairment	—	14,510	—
Depreciation & amortization	2,363	2,451	2,397

Income (loss) from operations	10,526	(11,306)	5,246

Other expense, net	365	355	256

Income (loss) before income taxes	10,161	(11,661)	4,990

Income tax expense (benefit)	3,912	(3,427)	1,896

Net income (loss)	$6,249	$(8,234)	$3,094

Earnings per share - diluted	$0.19	$(0.25)	$0.09
Adjusted EBITDA per share	$0.41	$0.22	$0.23

Shares outstanding - diluted	33,168	32,889	34,485

Adjusted EBITDA	$13,701	$7,317	$7,904

Other information:
Capital expenditures	$1,281	$2,075	$2,618
Working capital	$118,124	$112,913	$89,987

Selected balance sheet information:
Cash and cash equivalents	$816	$875	$907
Accounts receivable, less allowances	$187,844	$179,095	$164,487
Total assets	$352,294	$347,768	$340,981
Bank debt	$61,216	$62,642	$39,549
Total liabilities	$190,891	$190,535	$173,335
Total stockholders’ equity	$161,403	$157,233	$167,646

Billing days	63	62	63

Kforce Inc.

Key Statistics

(Unaudited)

	Q1 2014	Q4 2013	Q1 2013

Total Firm

Flex revenue (000’s)	$295,571	$291,163	$254,075
Revenue per billing day (000’s)	$4,692	$4,696	$4,033
Sequential flex revenue change	1.5%	1.3%	-1.8%

Hours (000’s)	4,904	4,910	4,287
Flex GP %	27.5%	29.0%	28.3%

Search revenue (000’s)	$9,741	$11,756	$11,552

Placements	802	1,033	865
Average fee	$12,147	$11,375	$13,352

Billing days	63	62	63

Technology

Flex revenue (000’s)	$192,463	$193,238	$162,840
Revenue per billing day (000’s)	$3,055	$3,117	$2,585
Sequential flex revenue change	-0.4%	2.3%	-0.3%

Hours (000’s)	2,831	2,870	2,517
Flex GP %	26.5%	27.9%	27.0%

Search revenue (000’s)	$4,008	$4,338	$4,795

Placements	257	281	310
Average fee	$15,621	$15,410	$15,472

Finance & Accounting

Flex revenue (000’s)	$57,100	$55,552	$49,861
Revenue per billing day (000’s)	$906	$896	$792
Sequential flex revenue change	2.8%	1.4%	-4.0%

Hours (000’s)	1,748	1,717	1,498
Flex GP %	28.4%	30.3%	29.3%

Search revenue (000’s)	$5,682	$7,238	$6,665

Placements	543	743	549
Average fee	$10,457	$9,743	$12,135

Health Information Management

Flex revenue (000’s)	$23,237	$20,678	$18,544
Revenue per billing day (000’s)	$369	$333	$294
Sequential flex revenue change	12.4%	5.5%	-4.1%

Hours (000’s)	325	323	272
Flex GP %	32.4%	31.8%	31.8%

Search revenue (000’s)	$51	$180	$92

Placements	2	9	6
Average fee	$25,453	$19,987	$15,363

Government Solutions

Flex revenue (000’s)	$22,771	$21,695	$22,830
Revenue per billing day (000’s)	$362	$350	$362
Sequential flex revenue change	5.0%	-10.1%	-5.6%
Flex GP %	29.0%	32.9%	31.8%

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Earnings Per Share

	Three Months Ended
	Dec. 31,
	2013
	$	Per share
Net (loss) income	$(8,234)	$(0.25)
Goodwill impairment, pre-tax	14,510	0.44
Realignment-related charges, pre-tax:
Severance and termination-related expenses	7,097	0.21
Discretionary bonus related to realignment	4,737	0.14
Other	66	0.01

Realignment-related charges, pre-tax:	11,900	0.36
Income tax benefit	(9,036)	(0.27)

Adjusted net income	$9,140	$0.28

Weighted average shares outstanding - basic	32,889
Weighted average shares outstanding - diluted	33,080

“Adjusted Net Income and Earnings Per Share”, a non-GAAP financial measure, is defined as net income before the non-cash impairment charge related to goodwill, realignment and other charges and the related tax benefit. “Adjusted Net Income and Earnings Per Share” has been provided by management to evaluate its operations and provide useful information to investors in addition to providing consistency and comparability of the 2013 results with net income and earnings per share from other periods. “Adjusted Net Income and Earnings Per Share” should not be considered a measure of financial performance under generally accepted accounting principles.

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	Mar. 31,		Dec. 31,		Mar. 31,
	2014		2013		2013
	$	Per share	$	Per share	$	Per share

Net income (loss)	$6,249	$0.19	$(8,234)	$(0.25)	$3,094	$0.09
Goodwill impairment, pre-tax	—	—	14,510	0.44	—	—
Depreciation & amortization	2,363	0.07	2,451	0.07	2,397	0.07
Stock-based compensation expense	799	0.02	1,633	0.05	274	0.00
Interest expense and other	378	0.01	384	0.01	243	0.00
Income tax expense (benefit)	3,912	0.12	(3,427)	(0.10)	1,896	0.07

Adjusted EBITDA	$13,701	$0.41	$7,317	$0.22	$7,904	$0.23

Weighted average shares outstanding - basic	32,969		32,889		34,391
Weighted average shares outstanding - diluted	33,168		33,080		34,485

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.